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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported) DECEMBER 31, 2004
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                               MAILKEY CORPORATION
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             (Exact Name of Registrant as Specified in Its Charter)

                                     NEVADA
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                 (State or Other Jurisdiction of Incorporation)

                 000-29331                              76-0270295
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          (Commission File Number)          (IRS Employer Identification No.)

           130 SHAFTESBURY AVENUE
              LONDON, ENGLAND                                    W1D 5EU
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   (Address of Principal Executive Offices)                     (Zip Code)

                               011-44-2070-310821
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              (Registrant's Telephone Number, Including Area Code)


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          (Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

|_|     Written communications pursuant to Rule 425 under the Securities Act (17
CFR 230.425)

|_|     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)

|_|     Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

|_|     Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

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                SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

        On December 31, 2004, MailKey Corporation, a Nevada corporation (the "Company"), entered into the First Amendment and Waiver to Agreement and Plan of Merger (the "Amendment") by and among the Company, MailKey Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub"), iElement, Inc., a Nevada corporation ("iElement"), and Ivan Zweig, pursuant to which the parties amended certain provisions of that certain Agreement and Plan of Merger (the "Agreement") dated November 9, 2004, by and among the parties pursuant to which the Company agreed to acquire all of the issued and outstanding shares of capital stock of iElement (the "Merger").

        The Amendment modified a number of provisions of the Agreement, including those described below.

        1. The obligation of the Company to obtain $1.5 million of additional financing prior to the closing of the Merger (the "Closing") has been removed.

        2. The requirement that all issued and outstanding options ("Options") to acquire 4,363,223 shares of common stock of iElement be exercised prior to the Closing has been changed to provide that all Options will become immediately vested and exercisable in full. At the discretion of the holder, the Options may either be exercised prior to the Closing or be assumed by the Company. Holders exercising their Options will participate in the Merger and receive shares of common stock, $.001 par value per share ("Common Stock"), of the Company in accordance with the exchange ratio. Holders not exercising their Options will receive equivalent options to purchase Common Stock in accordance with the exchange ratio.

        3. The exchange ratio setting forth the number of shares of Common Stock to be issued in exchange for each issued and outstanding share of capital stock of iElement has been changed from 3.44 to a range of between 2.5913 and 3.9835.

        On the date of the Agreement, iElement had $1,238,739 principal amount of secured notes (the "Secured Notes") outstanding, all of which are past due and remain issued and outstanding. iElement has offered the noteholders the opportunity to exchange the Secured Notes for either shares of common stock of iElement or new secured notes of iElement (the "New Notes"). The New Notes will be due 42 months after the Closing and will continue to be secured by substantially all of the assets of the iElement. In the event one or more of the noteholders elect to receive the New Notes and the Company or iElement is unable to obtain a term sheet or letter of intent for $1.5 million of additional financing by March 1, 2005, the holder(s) of the New Notes could declare the New Notes to be in default and may be able to foreclose upon substantially all of the assets of iElement.

        The exact exchange ratio is dependent upon the number of shares of iElement common stock that are issued by iElement prior to the Closing in exchange for the Secured Notes. The Amendment provides for the issuance of up to 24,774,785 shares of Common Stock in exchange for the iElement shares issued in exchange for the Secured Notes. If all of the Secured Notes are exchanged for shares of iElement common stock, the exchange ratio will be 2.5913 and the

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Company will issue approximately 48,000,000 shares of Common Stock to the
iElement shareholders upon the Closing (assuming all of the Options are exercised prior to the Closing). If none of the Secured Notes are exchanged for shares of iElement common stock, the exchange ratio will be 3.9835 and the Company will issue approximately 35,500,000 shares of Common Stock to the iElement shareholders upon the Closing (assuming all of the Options are exercised prior to the Closing). The actual exchange ratio remains subject to adjustment and will be determined immediately prior to the Closing based on the principal amount of Secured Notes which are exchanged for common stock of iElement.

        4. The Company and Merger Sub waived any breach of any representation, warranty, covenant or agreement by any party that occurred or may occur as a result of iElement's issuance of the New Notes and/or shares of common stock to the holders of the Secured Notes.

        The closing of the Merger remains subject to approval by the shareholders of iElement, which is expected to occur on January 12, 2005, and the satisfaction of other conditions customary for transactions of this nature. Prior to entering into the Agreement, there were no material relationships between or among the Company or any of its affiliates, on the one hand, and iElement or Ivan Zweig, on the other hand.








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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 MailKey Corporation



Date:  January 6, 2005                           By: /s/  Tim Dean-Smith
                                                    ----------------------------
                                                    Tim Dean-Smith
                                                    Chief Executive Officer











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